FOR:  International Speedway Corporation

                             APPROVED BY:  Wes Harris
                                           Director of Investor Relations
                                           (904) 947-6465

                                 CONTACT:  Betsy Brod/Keith Curtis
                                   Media:  Michael McMullan/Jennifer Kirksey
                                           Morgen-Walke Associates, Inc.
FOR IMMEDIATE RELEASE                     (212) 850-5600

       INTERNATIONAL SPEEDWAY CORPORATION REPORTS FIRST QUARTER RESULTS

     DAYTONA BEACH, FLORIDA - April 4, 2000 - International Speedway Corporation ("ISC") (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today reported results for the first quarter ended February 29, 2000.
      Total revenues for the 2000 first quarter increased to $111.6 million versus $83.2 million in the 1999 first quarter. Net income was $16.1 million, or $0.30 per diluted share, compared to $25.9 million, or $0.60 per diluted share, in the prior-year period. Operating income for the first quarter was $35.2 million compared to $40.2 million in 1999. ISC's results for the two periods are not comparable due to the Company's acquisition of Richmond International Raceway on December 1, 1999, and the merger with Penske Motorsports, Inc. completed in the third quarter of 1999.
      ISC's first quarter featured the Company's Speedweeks events held at Daytona International Speedway from February 3rd to 20th. This year's events generated record revenues for the 18 days of motorsports activity, which culminated with the Daytona 500, NASCAR's most prestigious event. The 2000 running of the sold-out Daytona 500 attracted a record crowd as the speedway's more than 165,000 grandstand seats and vast infield were packed for the event. This included approximately 8,100 net grandstand seats added since last year's race.
      William C. France, Chairman and Chief Executive Officer of International Speedway Corporation, said, "As expected, our strong first quarter results reflect continued tremendous fan support for the Daytona 500 as well as the other events held during Speedweeks. Fans experienced a diverse racing schedule during this year's events, which included the facility's first NASCAR Craftsman Truck Series race and the debut of the Grand American Road Racing Series. In addition, the record-breaking attendance for the Daytona 500 combined with the $18 million CBS Sports paid to broadcast this year's race, the highest fee ever paid for a stock car racing event, further demonstrates the event's popularity and justifies its position as the 'Great American Race.'"
      Mr. France continued, "During the first quarter, we continued to progress with our development projects in Kansas City and Chicago. Construction on both speedways continues with the erection of grandstand structures and crash wall barrier systems at both sites. Both projects remain on budget and on schedule for completion by 2001. In New York, our feasibility study on the development of a motorsports facility at the Meadowlands Sports Complex is in progress and is expected to be complete by the end of the year."
      "ISC's expansion projects, combined with the Company's addition of Richmond International Raceway and the Penske Motorsports facilities, has created a strong national network. To maximize revenue and profitability, we recently regionalized our operations into five geographic areas. This is expected to allow ISC's facilities to more effectively share operating strategies as well as leverage their sales and marketing efforts. As a result of the regionalization of our operations and the implementation of other strategic initiatives, the integration process continues to proceed smoothly and efficiently."
       Mr. France concluded, "Our second quarter includes a full slate of major racing events at our facilities highlighted by Winston Cup and Busch Series weekends at Darlington Raceway, Talladega Superspeedway, California Speedway and Richmond International Raceway. In addition to promoting exciting motorsports events, ISC will continue with our expansion projects and strategic initiatives that are expected to position the Company to continue to deliver strong results."
      The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time which may also be accessed via the Internet at: http://www.vcall.com.
      International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 11 major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan Speedway located outside Detroit, Michigan; California Speedway near Los Angeles, California; Homestead-Miami Speedway in Florida; Phoenix International Raceway in Arizona; Richmond International Raceway in Virginia; Darlington Raceway in South Carolina; North Carolina Speedway in Rockingham, North Carolina; Watkins Glen International in New York, and Nazareth Speedway in Pennsylvania. In addition, the Company is developing a superspeedway in Kansas City, Kansas. Other track interests include the operation of Tucson (Arizona) Raceway Park and an indirect 37.5% interest in Raceway Associates, LLC, which owns the Route 66 Raceway and is developing a superspeedway in the Chicago area.
      The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; Americrown Service Corporation, a provider of catering services, food and beverage concessions, and merchandise sales, and Motorsports International, a producer and marketer of motorsports-related merchandise. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that state the Company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including but not limited to the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC.

                        (Tables Follow)

                          Consolidated Statements of Income
                (In thousands, except for share and per share data)
                                                               Three months ended
                                                                   (Unaudited)
                                                             2/28/99        2/29/00
REVENUES:
Admissions, net                                              $ 37,614       $ 48,594
Motorsports related income                                     34,444         45,774
Food, beverage, and merchandise income                         10,834         16,237
Other income                                                      344            990
                                                             --------       ---------
                                                               83,236        111,595
EXPENSES:

Direct race expenses:
  NASCAR direct expenses                                       12,804         18,792
  Motorsports related expenses                                 11,080         17,142
  Food, beverage, and merchandise expenses                      5,239          8,553
General and administrative expenses                            10,254         19,081
Depreciation and amortization                                   3,626         12,840
                                                             ---------      ---------
Total Expenses:                                                43,003         76,408
                                                             ---------      ---------
Operating income                                               40,233         35,187

Interest income                                                 2,086          1,549
Interest expense                                                 (297)        (8,062)
Equity in net income (loss) from equity investments                25           (552)
Minority interest                                                  --            263
                                                             ---------      ---------
Income before income taxes                                     42,047         28,385
Income taxes                                                   16,108         12,288

Net income                                                   $ 25,939       $ 16,097
                                                             =========      =========
Basic earnings per share                                     $   0.61       $   0.30
                                                             =========      =========
Diluted earnings per share                                   $   0.60       $   0.30
                                                             =========      =========
Dividends per share                                          $   0.00       $   0.00
                                                             =========      =========
Basic weighted average shares outstanding                  42,858,839     52,948,817
                                                           ===========   ============
Diluted weighted average shares outstanding                42,994,673     53,040,684
                                                           ===========   ============

                      Consolidated Balance Sheet Data
                              (In thousands)
                                                          November 30,     February 29,
                                                             1999              2000
                                                                            (Unaudited)
                                                          ------------     ------------
Cash, cash equivalents and short-term investments           $  38,501     $    80,340
Current assets                                                 64,975         125,140
Restricted investments                                        295,929          76,483
Total assets                                                1,599,127       1,666,341
Deferred income                                                77,119         113,771
Current liabilities                                           116,872         168,224
Long-term debt                                                496,067         493,604
Shareholders' equity                                          902,470         918,786
                                         #  #  #